EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@stamps.com

STAMPS.COM ANNOUNCES FOURTH QUARTER
NON-GAAP EARNINGS PER SHARE OF $0.47

Non-GAAP Operating Income up 42%; Non-GAAP Net Income up 33%

El Segundo, CA – February 13, 2013 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the fourth quarter and fiscal year ended December 31, 2012.

Highlights for the fourth quarter:

•	Core PC Postage revenue was $27.4 million, up 12% from the fourth quarter of 2011.

•	Total revenue was $30.1 million, up 10% compared to the fourth quarter of 2011.

•	Non-GAAP operating margin was 25.4% compared to 19.8% in the fourth quarter of 2011.

•	GAAP net income was $9.3 million or $0.58 per fully diluted share, including $0.8 million in stock-based compensation expense and a non-cash income tax benefit of $2.5 million.

•
On a non-GAAP basis, excluding the stock-based compensation expense and non-cash income tax benefit, income from operations was $7.6 million, net income was $7.6 million and net income per fully diluted share was $0.47, up 42%, 33% and 36%, respectively, versus the fourth quarter of 2011.

•	During the fourth quarter of 2012, the Company repurchased a total of 499 thousand shares at a total cost of $11.9 million.

"We are pleased with our strong earnings this quarter,” said Ken McBride, Stamps.com Chairman and CEO.  “Despite a tough economic environment, we continue to see strength across our business lines. In addition, during the fourth quarter we hit our highest level ever for total paid customers, we saw our largest number of new customers acquired, and we set a new record for total postage printed. As we enter 2013, we feel that we are well positioned in each of our core business lines.”

Fourth Quarter 2012 Detailed Results

Core PC Postage revenue--including our small business, enterprise and high volume shipping customer segments, and excluding enhanced promotion and PhotoStamps revenue--was $27.4 million, up 12% versus the fourth quarter of 2011.  Non-core PC Postage revenue from the enhanced promotion channel which includes online programs where additional promotions are provided directly by marketing partners, was $0.8 million and PhotoStamps revenue was $1.9 million, both down 1% versus the fourth quarter of 2011 as the Company continues to minimize its investment in both areas.  PC Postage gross margin was 78.6%, PhotoStamps gross margin was 28.7% and total gross margin was 75.5%.

Fourth quarter GAAP net income was $9.3 million. On a per share basis, total fourth quarter 2012 GAAP net income was $0.58 based on 16.1 million fully diluted shares outstanding. Fourth quarter 2012 GAAP net income was reduced by $0.8 million of stock-based compensation expense and increased by a non-cash income tax benefit of $2.5 million resulting from the reversal of a portion of the Company’s net deferred tax asset valuation allowance. Non-GAAP and GAAP amounts are reconciled in the following table:

Fourth Quarter Fiscal 2012
All amounts in millions except	Non-GAAP	Stock-Based	Income Tax	GAAP
per share or margin data:	Amounts	Comp. Exp.	Benefit	Amounts

Cost of Sales	$7.30	$0.06	$-	$7.36
Research & Development	2.24	0.17	-	2.41
Sales & Marketing	9.78	0.18	-	9.96
General & Administrative	3.11	0.41	-	3.52

Total Expenses	22.43	0.82		23.24

Gross Margin	75.7%	(0.2%)	-	75.5%

Income (Loss) from Operations	7.64	(0.82)	-	6.83

Operating Margin	25.4%	(2.7%)	-	22.7%

Interest and Other Income	0.13	-	-	0.13

Pre-Tax Income (Loss)	7.77	(0.82)	-	6.96

Provision for Income Taxes	(0.17)	-	2.51	2.34

Net Income	7.60	(0.82)	2.51	9.30

On a diluted per share basis	$0.47	$(0.05)	$0.16	$0.58

Shares used in per share calculation	16.13	16.13	16.13	16.13

Excluding the stock-based compensation expense and income tax benefit, fourth quarter 2012 non-GAAP operating income was $7.6 million and non-GAAP net income was $7.6 million or $0.47 per share based on 16.1 million fully diluted shares outstanding. This compares to fourth quarter 2011 non-GAAP operating income of $5.4 million and non-GAAP net income of $5.7 million or $0.35 per share based on fully diluted shares outstanding of 16.6 million. Thus, fourth quarter non-GAAP operating income, non-GAAP net income and non-GAAP fully diluted earnings per share increased by 42%, 33% and 36% year-over-year, respectively.

Stamps.com has approximately $210 million in Federal NOLs and $100 million in State NOLs. The Company estimates its ownership shift was approximately 22% as of December 31, 2012, which is below the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

2012 Detailed Results

Total 2012 revenue was $115.7 million, an increase of 14% versus revenue of $101.6 million in 2011. Total 2012 PC Postage revenue, including service revenue, store revenue and insurance revenue, was $110.0 million, up 18% versus PC Postage revenue of $93.3 million in 2011.  Excluding the enhanced promotion channel, core PC Postage revenue in 2012 was $107.0 million, up 19% versus $90.2 million in 2011. Total 2012 PhotoStamps revenue was $5.7 million, down 32% versus PhotoStamps revenue of $8.3 million in 2011.

Total 2012 GAAP net income was $38.6 million, including approximately $4.0 million of stock-based compensation expense, $0.4 million for a one-time corporate headquarters relocation expense, and $14.4 million in non-cash tax benefit resulting from a reversal of a portion of the Company’s net deferred tax asset valuation allowance. On a per share basis, total 2012 GAAP net income was $2.30 based on fully diluted shares outstanding for the year of 16.8 million. Non-GAAP and GAAP amounts are reconciled in the following table:

Fiscal Year 2012
All amounts in millions except	Non-GAAP	Stock-Based	Relocation	Income Tax	GAAP
per share or margin data:	Amounts	Comp. Exp.	Expense	Benefit	Amounts

Cost of Sales	$27.43	$0.33	$-	$-	$27.76
Research & Development	9.35	0.89	-	-	10.24
Sales & Marketing	37.88	0.87	-	-	38.75
General & Administrative	12.44	1.90	0.41	-	14.75

Total Expenses	87.11	3.99	0.41	-	91.50

Gross Margin	76.3%	(0.3%)	-	-	76.0%

Income (Loss) from Operations	28.56	(3.99)	(0.41)	-	24.16

Operating Margin	24.7%	(3.5%)	(0.4%)	-	20.9%

Interest and Other Income	0.54	-	-	-	0.54

Pre-Tax Income (Loss)	29.10	(3.99)	(0.41)	-	24.70

Provision for Income Taxes	(0.57)	-	-	14.42	13.86

Net Income	28.53	(3.99)	(0.41)	14.42	38.56

On a diluted per share basis	$1.70	$(0.24)	$(0.02)	$0.86	$2.30

Shares used in per share calculation	16.79	16.79	16.79	16.79	16.79

Excluding the stock-based compensation expense, relocation expense, and non-cash income tax benefit, 2012 non-GAAP operating income was $28.6 million and non-GAAP net income was $28.5 million or $1.70 per share based on fully diluted shares outstanding of 16.8 million. This compares to 2011 non-GAAP operating income of $20.6 million, non-GAAP net income of $21.2 million and non-GAAP net income per fully diluted share of $1.40. Thus, 2012 non-GAAP operating income, non-GAAP net income and non-GAAP fully diluted earnings per share increased by 38%, 35% and 22% year-over-year, respectively.

Share Repurchase

During the fourth quarter of 2012, the Company repurchased a total of 499 thousand shares at a total cost of $11.9 million. On February 7, 2013, the Board of Directors approved a new share repurchase plan that replaces all prior repurchase plans and authorizes the Company to repurchase up to 1.0 million shares of Stamps.com stock during the next six months.

Business Outlook

Stamps.com currently expects 2013 revenue to be in a range of $120 to $130 million and 2013 GAAP net income per share to be in a range of $1.48 to $1.68, including approximately $4.5 million of stock-based compensation expense. Excluding the stock-based compensation expense, non-GAAP 2013 net income per fully diluted share is expected to be in a range of $1.75 to $1.95.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past seven fiscal years is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude items such as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, one-time expenses such as those associated with the relocation of our corporate headquarters and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months ended December 31,		Twelve Months ended December 31,
	2012	2011	2012	2011
Revenues:
Service	$22,374	$20,153	$88,173	$75,535
Product	3,834	3,697	14,710	13,465
Insurance	1,982	1,462	7,120	4,321
PhotoStamps	1,880	1,907	5,651	8,258
Other	-	1	7	6
Total revenues	30,070	27,220	115,661	101,585
Cost of revenues:
Service	3,932	3,819	15,720	14,720
Product	1,426	1,324	5,435	4,910
Insurance	664	508	2,334	1,506
PhotoStamps	1,340	1,330	4,267	5,076
Total cost of revenues	7,362	6,981	27,756	26,212
Gross profit	22,708	20,239	87,905	75,373
Operating expenses:
Sales and marketing	9,958	9,490	38,755	34,569
Research and development	2,406	2,379	10,243	9,395
General and administrative	3,517	3,787	14,750	14,181
Total operating expenses	15,881	15,656	63,748	58,145
Income from operations	6,827	4,583	24,157	17,228
Interest and other income, net	132	128	541	562
Income before taxes	6,959	4,711	24,698	17,790
Income tax benefit	(2,338)	(8,674)	(13,859)	(8,475)
Net income	$9,297	$13,385	$38,557	$26,265
Net income per share:
Basic	$0.60	$0.85	$2.40	$1.78
Diluted	$0.58	$0.81	$2.30	$1.73
Weighted average shares outstanding:
Basic	15,502	15,694	16,079	14,767
Diluted	16,129	16,551	16,793	15,168

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2012	2011

ASSETS
Cash and investments	$46,619	$69,363
Accounts receivable	14,432	10,466
Other current assets	5,602	5,476
Property and equipment, net	28,631	2,165
Intangible assets, net	1,262	837
Deferred tax assets	30,549	16,125
Other assets	3,757	3,548
Total assets	$130,852	$107,980

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$16,366	$12,075
Deferred revenue	1,532	1,898
Total liabilities	17,898	13,973

Stockholders' equity:
Common stock	50	49
Additional paid-in capital	649,694	637,483
Treasury Stock	(155,260)	(123,472)
Accumulated deficit	(381,781)	(420,338)
Unrealized gain on investments	251	285
Total stockholders' equity	112,954	94,007
Total liabilities and stockholders' equity	$130,852	$107,980